BioSpecifics Technologies Corp. Announces Initiation of
Phase II Trial for Canine Lipomas

LYNBROOK, NY – May 7, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe and Eurasia, today announced that it has initiated a placebo controlled randomized Phase II clinical trial, Chien-804, to evaluate the efficacy of XIAFLEX (collagenase clostridium histolyticum) for canines with benign subcutaneous lipomas. Canine lipomas are encapsulated fat deposits that occur under the skin and affect 1.7 million dogs in the U.S. BioSpecifics anticipates that it will complete this study in the first half 2013.

“We are happy to report the initiation of Chien-804 as we believe there is strong potential for injectable collagenase in the treatment of lipomas in canines and a high interest among veterinarians in the product to treat this condition,” said Thomas Wegman, President of BioSpecifics. “Canine lipomas represent a large market opportunity, with 1 million potential injections in the U.S. annually. In addition, we look forward to the initiation of our Phase II dose escalation clinical trial of XIAFLEX for human lipomas shortly.”

This single injection study will evaluate 32 dogs randomized 1:1 XIAFLEX to placebo. The lipoma volume will be measured at baseline, 1 month and 3 months.

  The primary efficacy endpoint is the relative change from baseline for lipoma volume at the 3 month visit as determined by CT scan.
  The secondary efficacy endpoints include an analysis of responders at 1 month and 3 months. A responder is defined as a canine with a ≥50% decrease in the volume of the lipoma under study relative to baseline as measured by CT scan.
  The additional secondary efficacy endpoints are the relative change from baseline for lipoma volume at the 1 month visit as determined by CT scan, relative change from baseline for lipoma surface area at the 1 month and 3 month visits as determined by caliper measurements, lipoma texture and hardness and dog owner satisfaction as determined from a questionnaire.

The study is being conducted at the California Veterinary Specialists, Carlsbad Hospital and is being led by investigator Sarit Dhupa, DVM, BVSc. Dr. Dhupa is a Diplomate of the American College of Veterinary Surgeons. California Veterinary Specialists is one of the nation’s leading providers of advanced veterinary services for animals in need of critical emergency care and treatment of serious acute and chronic illnesses.

BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc. (Auxilium), has the option to license development and marketing rights to this indication, which would trigger an opt-in payment and potential future milestone payments from Auxilium to BioSpecifics.

About Chien-802 Clinical Trial

Prior to the initiation of Chien-804, BioSpecifics conducted the Chien-802 trial, which was an open label trial designed to evaluate the efficacy of injectable collagenase in canine lipoma in healthy dogs with subcutaneous lipomas. Inclusion criteria required the lipoma to be benign, superficial and easily measureable. All dogs had a second lipoma that was untreated and used as a control. At 3 months post-injection, the lipoma size in the three evaluable dogs was reduced to 0%, 0% or 7% of the original size as measured by a CT scan. By contrast, the untreated lipomas were 129%, 113% and 128% of the original size at day 90. Thus, the treated lipomas showed on average a 97% reduction in the size of the lipoma versus an increase on average in the size of the untreated controls of 23%.

About Canine Lipomas

Lipomas are encapsulated fat deposits that occur under the skin. Lipomas restrict motion in older dogs, and surgical excision of the lipoma is the only proven therapy. Surgical excision requires the use of general anesthesia and it has been estimated that up to 2% of sick dogs die as a complication of general anesthesia.1 Lipomas occur in 2.3% of the dog population2 or in approximately 1.7 million dogs in the U.S.3

1 Brodbelt Vet J 2009 Dec; 182 (3): 375-6
2 Lund JAVMA Vol. 214, No. 9, May 1, 1999
3 U.S. Pet Ownership & Demographics Sourcebook (2007 Edition)

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Today, injectable collagenase, registered as XIAFLEX®, is marketed in the U.S. for the treatment of Dupuytren's contracture in adults with a palpable cord by the Company’s partner Auxilium Pharmaceuticals, Inc. (Auxilium) and is marketed in Europe under the trademark XIAPEX® by Pfizer Ltd. (Pfizer). XIAFLEX will be tested in the clinic for six promising indications during 2012: Auxilium is developing XIAFLEX for the treatment of Peyronie's disease, which is currently in Phase III pivotal clinical trials, as well as for frozen shoulder (adhesive capsulitis) and cellulite, which are in Phase II and Phase I, respectively. Auxilium is also conducting a Phase IIIb trial of XIAFLEX for Dupuytren's contracture patients with multiple palpable cords. BioSpecifics is developing XIAFLEX for human and canine lipomas. Pfizer has development and commercialization rights for XIAPEX for Dupuytren's contracture and Peyronie's disease in the 27 European Union member countries and 19 other European and Eurasian countries. Asahi Kasei Pharma Corporation has development and commercialization rights for XIAFLEX for the same two indications in Japan, and Actelion Pharmaceuticals has development and commercialization rights for XIAFLEX for these two indications in Canada, Australia, Brazil and Mexico. More information about the Company may be found on its website at www.biospecifics.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the potential market for XIAFLEX in canine lipomas; the timing for completing the clinical trial in canine lipomas and the outcome of that clinical trial; the initiation of a Phase II dose escalation clinical trial of XIAFLEX for human lipomas; and the promise of XIAFLEX as a treatment for particular indications. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of BioSpecifics’ partner, Auxilium, and its partners, Pfizer Inc., Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Ltd., to achieve their objectives for XIAFLEX in their applicable territories; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; the market for XIAFLEX in, and initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; whether royalty payments BioSpecifics is entitled to receive will exceed set-offs; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com